Exhibit 99.1

Sono-Tek Announces Fiscal Year 2015 Results and Earnings Call

(May 26, 2015 - Milton, NY) Sono-Tek Corporation (OTCQB: SOTK) today announced sales of $10,849,000 for the fiscal year ended February 28, 2015, compared to sales of $10,279,000 for the previous fiscal year, an increase of 6%. The Company also announced income before taxes of $826,000 versus $615,000 for the previous fiscal year, an increase of 34%. The Company’s net income was $606,000 or $.04 per share, compared to $484,000 or $.03 per share for the previous fiscal year. Sono-Tek is the originator and leading supplier of ultrasonic precision spraying and coating technology serving six distinct end market applications, and has over 45% of its sales to overseas customers in diversified geographies.

Commenting on the Company’s performance, Dr. Christopher L. Coccio, Chairman and CEO stated, “We have continued our long term growth track this year, showing increased sales and net income and increased cash and marketable securities, while making significant investments in the business. Our increased sales this past year came from several markets, namely the specialty glass display market, implantable stent and balloon coatings, fuel cell coatings, and antimicrobial applications to processed meats. “

“Since we are close to the end of the first quarter of our new Fiscal Year (March-May 2015), we can provide investors with an estimate of our expected results, subject to final closing figures at the end of May. We are expecting our sales to be well above last year’s first quarter, coupled with a solid backlog for the second quarter. There are several areas in particular that could have longer term growth implications for us, such as the food market, the glass industry, and the fuel cell market. Beyond these areas, we have new products under development that will allow us to pursue additional market segments this year. Our organic growth is a direct consequence of new product development for targeted markets that can benefit from our ultrasonic spray and coatings, and we plan on continuing this model going forward.

We continue to manage our business in a financially conservative manner regarding expenses, cash, and debt, so that we can make investments in new technology for additional applications and growth as well as plant and equipment. We are targeting $20,000,000 or greater in revenues by 2020. Our revenues have tripled over the past decade from FY2004-FY2014 by the steady introduction of ultrasonic spraying and coating systems into new markets and we anticipate a continuation of this trend, with the possibility of significant upsides in several segments such as the food business.”

On Wednesday, May 27, 2015 at 11:00 a.m. (EDT), Sono-Tek Corporation will hold a conference call to discuss the company’s year-end results and preliminary sales targets for FY2016.

To join the conference, please call (415) 655-0059, the access code is 459-259-699.

If you would like to submit questions during the conference call, please register at:
https://attendee.gotowebinar.com/register/3091231128609136386. After registering, you will receive a confirmation email from GoToWebinar containing information about joining the conference call. Listeners on the call may ask questions of management only by inputting them from their computers.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations: general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; our ability to meet our short term revenue and backlog targets; continued growth opportunities in the food, glass and fuel cell markets; the continued effectiveness of our growth model; our ability to meet long term revenue projections; timely development and market acceptance of new products in existing and new markets; adequacy of financing; capacity additions, the ability to enforce patents and the ability to achieve increased sales volume and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

	Quarter Ended		Fiscal Year Ended
	February 28,		February 28,
	2015	2014	2015	2014

Net Sales	$2,943,143	$2,716,941	$10,849,475	$10,278,938

Gross Profit	$1,365,368	$1,134,650	$5,215,110	$4,733,467

Operating Income	$275,203	$99,825	$850,194	$718,571

Net Income	$222,033	$134,049	$606,133	$484,474

Basic Earnings Per Share	$0.01	$0.01	$0.04	$0.03

Diluted Earnings Per Share	$0.01	$0.01	$0.04	$0.03

Weighted Average Shares - Basic	14,808,386	14,655,047	14,737,204	14,541,869

Weighted Average Shares - Diluted	14,915,246	14,761,365	14,846,808	14,580,165